Exhibit 99.1

Kohl's Names Nick Jones Chief Merchandising and Digital Officer

MENOMONEE FALLS, Wis., February 9, 2023 - Kohl's (NYSE: KSS) today announced that 25-year retail veteran Nick Jones has been named Kohl's Chief Merchandising and Digital Officer, reporting directly to CEO Tom Kingsbury, effective in March. In this role, Jones will be responsible for Kohl's overall merchandise strategy and all merchandising functions including buying, digital and omnichannel merchandising, product design and development, and product portfolio strategy. He will drive the company's strategic focus on being the destination for the active and casual lifestyle, through a compelling offering of national and proprietary brands.

"We are very excited to have Nick join our team and lead our merchandising organization as we continue our focus on the active and casual lifestyle while also accelerating our focus on product newness and innovation," said Kingsbury. "Nick has a tremendous wealth of experience in merchandising, retail, global sourcing, and business leadership. During his career, Nick's been the Chief Merchant for one of the U.K.’s biggest retailers, led multiple categories for department store Marks & Spencer, and was a key leader in the category and international expansion of the multi-billion dollar George brand. As we continue to build on our key national brands, enhance our proprietary product portfolio and drive newness for customers, we are confident that he is the right fit for our organization, our team and our customers."

"I'm thrilled to be joining Kohl's and love the strategic focus for today's customers who are living a more casual and comfortable lifestyle," said Jones. "I look forward to joining the team as we find fresh new ways to offer great products to our customers."

Jones has more than 25 years of merchandising, brand, retail, and leadership experience, including working with the senior leadership team at Walmart. Most recently, Jones was CEO of Joules Group, the premium British lifestyle group, based in the United Kingdom that sells online, at 130 stores and 1,500 wholesale outlet partners, including Nordstrom and Dillards. Prior to that, Jones had nearly ten years working for ASDA/Walmart UK where he managed the now multi-billion dollar George brand, and served as the Chief Merchant for ASDA/Walmart UK. Prior to that, he spent 15 years at Marks & Spencer, where he held a variety of business and merchandise leadership positions, including working in Home, Beauty, and Women's categories.

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About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl's App, Kohl's offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company's environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com